Exhibit 10.1

AVID TECHNOLOGY, INC.

Avid Technology Park

One Park West

Tewksbury, MA 01876

2009 EXECUTIVE BONUS PLAN

On March 17, 2009 (the “Effective Date”), the Compensation Committee (the “Committee”) of the Board of Directors of Avid Technology, Inc. (the “Company”) adopted this 2009 Executive Bonus Plan (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of this Plan is: (i) to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate its executive officers, and (ii) to reward its executive officers for their contributions toward the achievement of certain Company and business unit financial goals. Except where the context otherwise requires, the term “Company,” as used in this Plan, includes any of the Company’s present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder, and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

2.	FINAL AUTHORITY; ADMINISTRATION

The Committee will administer and have final authority on all matters relating to the Plan, except as otherwise set forth herein. The Committee may interpret and construe the Plan, decide any and all matters arising under or in connection with the Plan, and correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect. Additionally, the Committee may amend, suspend, revoke or terminate the Plan at any time. All bonus payouts under the Plan are subject to prior approval by the Committee. All decisions by the Committee will be made in the Committee’s sole discretion and will be final and binding on all persons having or claiming any interest in the Plan.

3.	ELIGIBILITY

All of the Company’s executive officers will be eligible to participate in the Plan, excluding executive officers hired after September 30, 2009. Eligible executive officers must be employed by the Company on December 31, 2009 in order to receive a bonus, if any, under this Plan. An eligible executive officer who ceases to be employed by the Company, other than as a result of termination by the Company for cause, after December 31, 2009, but prior to the bonus payout date, will be entitled to receive a bonus pursuant and subject to the terms and conditions of this Plan. For purposes of the Plan, the following individuals will be deemed to be employed by the Company as of December 31, 2009: (i) any executive officer on an approved leave of absence on that date, and (ii) any executive officer who in 2009 becomes disabled and qualifies for benefits under the Company’s long-term disability plan. For individuals who become executive officers of the Company during 2009 as a result of an acquisition, initial eligibility for participation in the Plan will be determined by the Committee on a case-by-case basis. Each eligible executive officer is deemed a “Participant” in the Plan.

There are two categories of Participants: (1) “BU Participants,” which comprise the Vice President and General Manager, Audio; the Vice President and General Manager, Video; and the Vice President of Customer Success, and (2) “Corporate Participants,” which comprise all Participants other than BU Participants.

4.	TARGET BONUS

Each Participant has been designated by the Company as being eligible to earn a target bonus amount equal to a percentage of the Participant’s base salary (the “Bonus Percentage”).

Each Participant’s “Target Bonus Amount” for 2009 is his or her Bonus Percentage multiplied by the base salary paid to him or her in 2009. For purposes of the Plan, base salary includes regular wages and vacation, sick time and holiday pay, but not leave of absence, bonus or other premium pay.

5.	PLAN MODEL
5.1

Plan Metrics. Bonus payouts will be determined (i) for each Corporate Participant, by the financial performance of the Company, and (ii) for each BU Participant, by the financial performance of both the Company and his or her business unit. Financial performance will be measured using various metrics (each a “Plan Metric”), with each Plan Metric assigned a weight, as set forth in the following table:

	Corporate Participants	BU Participants
Plan Metric[1]	Weight	Weight
Company Revenues	40%	20%
Company Operating Earnings[2]	40%	20%
Company Return on Invested Capital (ROIC) [3]	20%	20%
Business Unit Revenues	N/A	20%
Business Unit Contribution Margin[2]	N/A	20%
[1]	Actual performance for all Plan Metrics will be determined on a non-GAAP basis consistent with historical Company practice.
[2]	Operating earnings and contribution margin will include any bonus payouts for executives and employees.
[3]	ROIC will be based on non-GAAP pre-tax earnings; balance sheet items will be based on quarterly averages.

5.2

Scoring. For each Plan Metric, the Committee will establish minimum, target and maximum performance levels. Each Plan Metric will receive a score based upon achievement of these performance levels as set forth in the following table:

Performance Level	Score
Maximum (and above)	1.35
Between target and maximum	1.00 to 1.35[4]
Target	1.00
Between minimum and target	0.30 to 1.00[5]
Minimum	0.30
Below minimum	0.00
[4]	Score will be adjusted on linear basis between 1.00 and 1.35 based on actual results.
[5]	Score will be adjusted on linear basis between 0.30 and 1.00 based on actual results.

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The score assigned to each Plan Metric will then be multiplied by the relevant Plan Metric weight to determine the weighted score for that Plan Metric. The sum total of these weighted scores, as set forth below, is the “Overall Score” (note that there will be one Overall Score for Corporate Participants and separate Overall Scores for each BU Participant):

For Corporate Participants
(Company Revenues score) x (40%)
(Company Operating Earnings score ) x (40%)
+ (Company ROIC score) x (20%)
Overall Score

For BU Participants
(Company Revenues score) x (20%)
(Company Operating Earnings score) x (20%)
(Company ROIC score) x (20%)
(Business Unit Revenues score) x (20%)
+ (Business Unit Contribution Margin score) x (20%)
Overall Score

5.3	Bonus Payouts. Each Participant’s actual bonus payout under the Plan, if any, will be determined in accordance with the following formula:

(Target Bonus Amount) x (Overall Score) = Bonus Payout

Notwithstanding the preceding, if the Company has an operating loss for 2009, the bonus payout will be reduced to zero for each Participant.

5.4

Timing. Bonuses, if any, are expected to be determined and paid in the first quarter of 2010 after the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission for fiscal year 2009, although the Company will not have any liability to any Participant if bonus payouts are delayed beyond that time period for any reason, provided that in no event will the bonuses, if any, be paid later than December 31, 2009.

5.5

Other Bonuses and Incentives. Nothing in this Plan shall limit the discretionary authority of the Board or the Committee to approve and pay out additional or alternative bonuses to Participants (based on performance) or provide Participants additional or alternative incentives outside of the terms of this Plan.

6.	Changes To Employment circumstances
6.1

Changes to Base Salary. Because each Participant’s Target Bonus Amount is based upon base salary paid in 2009, any adjustments to the rate or payment of a Participant’s base salary will automatically be incorporated on a pro rata basis into that Participant’s bonus payout calculation, including, without limitation, in the event of (i) any increase or diminution in base salary, (ii) any suspension, in whole or in part, of the payment of base salary in connection with an authorized leave of absence, and (iii) any payment of less than a full year’s base salary in connection with a date of hire after January 1, 2009. If a Participant becomes disabled and qualifies for benefits under the Company’s long-term disability plan, the Participant’s bonus payout will be calculated based upon the Participant’s base salary paid while on the Company payroll as an employee.

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6.2

Changes to Bonus Percentage or Business Unit. If a Participant’s Bonus Percentage or business unit changes, then separate bonus calculations will be performed for each relevant combination of Bonus Percentage and business unit using the Participant’s base salary paid during the time period during which such combination existed.

7.	MISCELLANEOUS
7.1

No Right to Employment or Other Status. This Plan shall not be construed as giving any Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with any Participant free from any liability or claim under the Plan, except as may otherwise be provided in the Participant’s employment agreement or change-in-control agreement with the Company.

7.2

Provisions for non-U.S. Participants. The Company may modify bonus payouts or establish separate procedures for Participants who are non-U.S. nationals or who are employed outside the United States in order to comply with laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, currency, employee benefits or other matters.

7.3	Governing Law. This Plan will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision.

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